EXHIBIT
SUB-ITEM 77C

SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS


Annual Meeting of Stockholders ("Annual Meeting") of The High Yield Plus Fund, Inc. ("Fund") was held on August 23, 1999, at 4:30 p.m., at the Prudential Plaza, 751 Broad Street, 20th Floor, Newark,
New Jersey 07102, for the following purpose:

To approve changes to certain fundamental investment restrictions.


 (A) Minor wording changes in the Fund's
fundamental
investment restriction on underwriting securities.
(B) Clarification in wording of the Fund's fundamental restriction on portfolio diversification with respect to 75% of the Fund's total assets.
(C) Clarification of the Fund's fundamental restriction regarding real estate investments and the types of real estate related securities in which the Fund may invest.
(D) Modification of the Fund's fundamental restriction on investing in commodities to broaden the exception to the prohibition on buying and selling physical commodities to cover all financial derivative instruments.
(E) Elimination of the Fund's fundamental restriction on investments in oil, gas and mineral programs.
(F) Elimination of the Fund's fundamental restriction on investing in companies for the purpose of exercising control or management.
(G) Elimination of the Fund's fundamental restriction on purchasing securities issued by othr investment companies.
(H) Elimination of the Fund's fundamental restriction on selling securities short.


	Votes for		Votes against		Abstentions

(A) 	8,113,855	 	128,175		 274,631
(B) 	8,403,785 		456,576		 284,237
(C)	8,250,254		608,116 		 275,320
(D) 	8,162,417 		864,281 		 287,120
(E) 	8,077,868 		770,188		 218,001
(F) 	8,155,486		671,109 		 300,602
(G) 	8,219,050 		621,142	 	 254,491
(H)	8,015,202		187,184 	 	 282,313